                                As filed with the
               Securities and Exchange Commission on June 1, 2005

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                             LANVISION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                            31-1455414
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                         10200 Alliance Road, Suite 200
                           Cincinnati, Ohio 45242-4716
               (Address of principal executive offices) (Zip Code)

            LANVISION SYSTEMS, INC. 2005 INCENTIVE COMPENSATION PLAN
                            (Full title of the plan)

          Paul W. Bridge, Jr.                            Copy To:
        LanVision Systems, Inc                  Richard G. Schmalzl Esq.
    10200 Alliance Road, Suite 200             Graydon Head & Ritchey LLP
      Cincinnati, Ohio 45242-4716                1900 Fifth Third Center
            (513) 794-7100                          511 Walnut Street
                                                 Cincinnati, Ohio 45202
                                                     (513) 629-2828

            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE


                          Amount         Proposed maximum      Proposed maximum       Amount of
Title of Securities        to be        offering price per    aggregate offering    registration
 to be Registered      registered(1)         share(2)                price               fee
-------------------    -------------    ------------------    ------------------    ------------
Common Stock,            1,000,000
$.01 par value             shares            $  2.875             $  2,875,000      $  338.39

(1) Plus such additional number of shares as may be available for purchase pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or similar change on the Common Stock.

(2) Calculated in accordance with Rule 457(c) of Regulation C based upon the average of the high and low prices of LanVision Systems, Inc. common stock reported on the Nasdaq National Market on May 26, 2005.

The Exhibit Index can be found on page 4.

LanVision Systems, Inc. (the "Registrant") is filing this Registration Statement on Form S-8 in order to register shares of its common stock, $.01 par value, relating to the Registrant's 2005 Incentive Compensation Plan (the "Plan").

Part I Employee Information Required in the Section 10(a) Prospectus.

      Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

Item 1. Plan Information.

      The Registrant shall deliver to each participant in the Plan the information required by this Item 1.

Item 2. Registrant Information and Employee Plan Annual Information.

      The Registrant shall provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference to Item 3 of Part II of the registration statement, and stating that these documents are incorporated by reference in the
Section 10(a) Prospectus. The statement also shall indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b). The statement shall include the address as follows at which the request is to be directed. Requests for such information shall be made to the Registrant's Chief Financial Officer c/o LanVision Systems, Inc., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242-4716, telephone
(513) 794-7100.

Part II Information Required in the Registration Statement.

Item 3. Incorporation of Documents by Reference.

      The documents listed below are incorporated by reference into this Registration Statement, and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents; provided, however, that any information set forth in any proxy statement of the Registrant pursuant to Items 402(k) and/or (1) of Regulation S-K is specifically not incorporated by reference herein.

      (a) The Registrant's latest annual report on Form 10-K for the fiscal year ended January 31,2005, filed with the Securities and Exchange Commission on April 8, 2005 (File Number 000-28132) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Registrant's latest fiscal year for which statements have been filed.

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant's documents referred to in the above paragraph.

      (c) The description of the Registrant's common stock contained in a registration statement on Form S-1 (File Number 333-01494) filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      The validity of the shares of common stock being registered hereby will be passed upon for the Registrant by the law firm of Graydon, Head & Ritchey LLP, Cincinnati, Ohio.

      The consolidated financial statements of the Registrant at January 31, 2005 and 2004 and for each of the three years in the period ended January 31, 2005, incorporated by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers.

      The Registrant, being incorporated under the General Corporation Law of the State of Delaware, is empowered by Section 145 of such law ("Statute"), subject to the procedures and limitations stated in the Statute, to indemnify any person ("Indemnitee") against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with any threatened, pending, or completed action, suit, or proceeding to which an Indemnitee is made a party or threatened to be made a party by reason of the Indemnitee's being or having been a director, officer, employee, or agent of the Registrant or a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise at the request of the Registrant. The Statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Statute also provides that the Registrant may purchase insurance on behalf of any director, officer, employee, or agent.

      Article IX of the Registrant's Certificate of Incorporation contains provisions permitted by Section 102 of the General Corporation Law of the State of Delaware which eliminate personal liability of members of its board of directors for violations of their fiduciary duty of care. Neither the Delaware General Corporation Law nor the Certificate of Incorporation, however, limits the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the Statute, or obtaining an improper personal benefit.

      Article VII of the Registrant's Bylaws provides that the Registrant is obligated to indemnify an Indemnitee in each and every situation where the Registrant is required or permitted to make such indemnification pursuant to the Statute. However, before making a permitted, but not required, indemnification, the Registrant shall promptly make or cause to be made, by any of the methods referred to in subsection (d) of the Statute, a determination as to whether the Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee's conduct was unlawful.

      The Registrant currently maintains an insurance policy that provides coverage pursuant to which the Registrant is to be reimbursed for amounts it may be required or permitted by law to pay to indemnify directors and officers.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

                                INDEX TO EXHIBITS

Exhibits                       Description of Exhibit                    Page
--------                       ----------------------                    ----
   4.1      LanVision Systems, Inc. 2005 Incentive Compensation Plan       8

 5.1    Opinion of Graydon, Head & Ritchey LLP                         25
23.1    Consent of Graydon, Head & Ritchey LLP(included in opinion)    25
23.2    Consent of Ernst & Young LLP                                   26

Item 9. Undertakings.

(a)   The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect on the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be determined to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each of the registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such information is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will govern the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Ash, State of Ohio, on this 25th day of May 2005.

                                LANVISION SYSTEMS, INC.

                                BY: /s/ Paul W. Bridge, Jr.
                                    -------------------------------------------
                                    Paul W. Bridge, Jr. Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

May 25, 2005                        /s/ J. Brian Patsy
                                    -------------------------------------------
                                    J. Brian Patsy, Chief Executive Officer and
                                    Director

May 25, 2005                        /s/ Richard C. Levy
                                    -------------------------------------------
                                    Richard C. Levy, Director

May 25, 2005                        /s/ Edward J. VonderBrink
                                    -------------------------------------------
                                    Edward J. VonderBrink, Director

May 25, 2005                        /s/ Jonathan R. Philips
                                    -------------------------------------------
                                    Jonathan R. Phillips, Director

May 25, 2005                        /s/ Paul W. Bridge, Jr.
                                    -------------------------------------------
                                    Paul W. Bridge, Jr., Chief Financial and
                                    Accounting Officer